EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORPORATION

t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

January 27, 2015

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 5, 2015, relating to the financial statements of MetaSolutions, Inc. as of August 31, 2014, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board